SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                                  _____________

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 14, 1998


                              SL GREEN REALTY CORP.
             (Exact name of Registrant as specified in its Charter)




                                    Maryland
                            (State of Incorporation)

                         1-13199                         13-3956775
                (Commission File Number)          (IRS Employer Id. Number)


                                70 West 36th Street            10018
                               New York, New York           (Zip Code)
                    (Address of principal executive offices)

                                 (212) 594-2700
              (Registrant's telephone number, including area code)






Item 2.  Acquisition or Disposition of Assets

     On August 14, 1998, SL Green Realty Corp. (the "Company") acquired the Fashion Gallery Building at 1412 Broadway, New York, New York (the "Fashion Gallery Building") for an aggregate purchase price of approximately $72.0 million, plus approximately $5 million for reimbursement of loan prepayment charges and $5 million related to capital expenditures, commissions and other closing costs.

     The Fashion Gallery Building is a 25-story Class B office building located in the heart of the Times Square District. The property contains approximately 389,000 rentable square feet, featuring floor plates of 20,000 square feet. The Fashion Gallery Building has undergone over $5 million in renovations over the last four years, and its current occupancy level, including pending leases, is 89.5%.

     The Company based its determination of the price to be paid for the Fashion Gallery Building on the expected cash flow, physical condition, location, competitive advantages, existing tenancy and opportunities to retain and attract additional tenants. The Company did not obtain independent appraisals on the property.

         Item 5.  Other Events

     On July 13, 1998, the Board of Directors of the Company approved recommendations of the Company's Compensation Committee, including the initiation of a restricted stock program to certain key employees and the issuance of stock options to certain executives.

         Item 7.  Financial Statements and Exhibits

         (a)   and (b)   Financial Statements of Property Acquired
                         and Pro Forma Financial Information

          The financial statements and pro forma financial information required by Item 7(a) and 7(b) are currently being prepared and it is therefore impractical to provide this information on the date hereof. The Company will file the required financial statements and information under cover of Form 8-K/A as soon as practicable but in no event later than 60 days after the date on which this Form 8-K was required to be filed.

         (c)   Exhibits

          2. Agreement, dated August 9, 1998, between AZIW LLC and Green 1412 Broadway LLC.






                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          SL GREEN REALTY CORP.





                                          By:/s/ Ann Iseley
                                             _________________________
                                             Ann Iseley
                                             Chief Financial Officer



Date:  August 20, 1998